Exhibit 10.5

INDEMNITY AGREEMENT

This Indemnity Agreement (this “Agreement”) is made effective as of                    , 2021, by and between Green Visor Financial Technology Acquisition Corp. I, a Cayman Islands exempted company (the “Company”), and Green Visor Capital SPAC I Holdings LLC, a Cayman Islands limited liability company (the “Sponsor”).

WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company for the Company to indemnify the Sponsor and its affiliates (each, a “Sponsor Entity” and, collectively, the “Sponsor Entities”) from any claims made by the Company or a third party in respect of any investment opportunities sourced by any Sponsor Entity, any liability arising with respect to their activities in connection with the Company’s affairs, and for any services that are provided without a separate written agreement between the Company and any such Sponsor Entity.

The Company covenants and agrees (i) that the Sponsor Entities and their respective current, former or future employees, directors, officers, partners, managers, agents, successors and assigns (collectively, the “Sponsor Entity Indemnitees”) shall not be liable to the Company or any of its subsidiaries or affiliates for any loss, liability, damage or expense arising from or in connection with any services, or from any Sponsor Entity Indemnitee’s financial interest (whether through equity, debt or otherwise) in or control or alleged control of the Company, including any investment opportunities sourced by them, any liability arising with respect to their activities in connection with the Company’s affairs, and for any services that are provided without a separate written agreement between the Company and any such Sponsor Entity (any of the foregoing, collectively, the “Sponsor Capacity”), except to the extent a court of competent jurisdiction has determined by entry of a final and non-appealable judgment to have resulted by fraud or willful misconduct by a Sponsor Entity Indemnitee and (ii) to, at its own cost and expense, defend, indemnify and hold harmless the Sponsor Entity Indemnitees from and against any and all claims against a Sponsor Entity Indemnitee by the Company, its subsidiaries or any other person with respect to, or in any way related to, any Sponsor Capacity and any and all losses, liabilities, damages or expenses (including reasonable attorneys’ fees) arising or resulting therefrom, except to the extent a court of competent jurisdiction has determined by entry of a final and non-appealable judgment to have resulted by fraud or willful misconduct by a Sponsor Entity Indemnitee; provided, that in no event shall any Sponsor Entity Indemnitee have any right or claim of any kind pursuant to this Agreement in or to the trust account established to hold the proceeds from the Company’s initial public offering and concurrent private placement. For the avoidance of doubt, nothing in this Agreement shall limit or otherwise affect the Sponsor’s obligation to indemnify the Company under Section 10 of that certain Letter Agreement dated , 2021 among the Company and Green Visor Capital SPAC I Holdings LLC, in the event of a liquidation of the Company’s trust account if and to the extent any claims by certain third parties reduce the amount of funds in the trust account to less than $10.00 per share.

Each Sponsor Entity Indemnitee is an express and intended third-party beneficiary of this Agreement.

This Agreement constitutes the entire agreement and understanding of the parties hereto in respect of its subject matter and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby.

This Agreement may not be amended, modified or waived as to any particular provision, except by a written instrument executed by the parties hereto.

The parties may not assign this Agreement and any of their rights, interests, or obligations hereunder without the consent of the other party.

This Agreement shall be governed by, construed in accordance with, and interpreted pursuant to the law of the State of New York.

This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same Agreement. Only one such counterpart signed by the party against whom enforceability is sought needs to be produced to evidence the existence of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement or any document to be signed in connection with this Agreement shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

GREEN VISOR FINANCIAL TECHNOLOGY ACQUISITION CORP. I

By:
Name:	Richard Kim
Title:	Vice President and Chief Financial Officer

GREEN VISOR CAPITAL SPAC I HOLDINGS LLC

By:	Green Visor Capital Management Company LLC, its manager

By:
Name:	Simon Yoo
Title:	Authorized Person